Exhibit 10.20

WOOD CHIP PURCHASING AGREEMENT

THIS WOOD CHIP PURCHASING AGREEMENT (the “Agreement”) dated this 10th day of April, 2002 is by and between BLUE RIDGE PAPER PRODUCTS INC. (“BLUE RIDGE PAPER”) and LOUISANA-PACIFIC (“L-P”)

WITNESSETH:

WHEREAS, BLUE RIDGE PAPER owns and operates a paper mill in Canton, North Carolina and wishes to purchase wood chips from L-P.

WHEREAS, L-P owns and operates a chip mill in Roaring River, North Carolina (the “L-P Mill”) and is willing to provide wood chips to BLUE RIDGE PAPER PRODUCTS through May 19, 2004.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

ARTICLE I. - PURCHASE OF WOOD CHIPS

1.1                                 Term and Quantity.  During the period from February 5, 2002 through May 19, 2004, BLUE RIDGE PAPER agrees to purchase from L-P and L-P agrees to manufacture and sell to BLUE RIDGE PAPER approximately 125,000 tons of hardwood wood chips annually on the terms and conditions set forth in this Article and in Articles II through IV.

1.2                                 Delivery:

a)              All Chips shall be delivered free on board rail at the L-P Mill except during abnormal circumstances when rail service is disrupted chips may be delivered free on board truck at the L-P Mill.

b)             Two weeks of downtime will be scheduled each year during which time no chipping services will be provided.  BLUE RIDGE PAPER will make reasonable efforts to order 2,500 tons of Hardwood Chips each week subject however to maintenance and down time at the Canton Mill.  BLUE RIDGE PAPER will confirm or modify each week’s Chip order and schedule of delivery approximately four days before the week in question begins.

1.3                                 Price and Payment:

a)              BLUE RIDGE PAPER shall pay L-P weekly for Chips delivered as set forth on Schedule 1 attached hereto and incorporated herein.

b)             BLUE RIDGE PAPER may deduct from payment due any overpayment, loss or adjustment due to incorrect scaling or failure to meet specifications.

1.4                                 Minimum Volume. Except for the two weeks of scheduled downtime, the minimum target volume of Chips to be processed and delivered each week is 2,500 tons.  In the event the agreed to quarterly target volume of 31,250 tons is not met, at the end of each quarter both parties shall meet and use their best efforts to resolve the shortfall.  This does not relieve BLUE RIDGE PAPER of its obligation to purchase or L-P of its obligation to produce the estimated annual amount of 125,000 tons of chips stated here in.

1.5                                 Scaling.  All Chips delivered to BLUE RIDGE PAPER shall be weight scaled at Canton, North Carolina.  A weekly pay statement shall be provided to L-P within one week of delivery.

ARTICLE II – QUALITY

2.1                                 Quality.  L-P understands that high quality Chips are essential to the high quality paper that BLUE RIDGE PAPER intends to manufacture at the Canton Mill.  All chips delivered must meet or exceed the specifications set forth in Exhibit A.

2.2                                 Measurement.  Chip quality will be measured by L-P using a Classifier system approved by BLUE RIDGE PAPER, after the Chips have been screened and at a location and on a schedule to be agreed upon by BLUE RIDGE PAPER and L-P.  The Chips shall be correlated to the same classifier sizes as BLUE RIDGE uses at its other supplier mills.  The current screen sizes are 1 3/4”, 1”, 1/2”, 3/8”, 1/8” and PAN.

ARTICLE III – TERMINATION

3.1                                 Default.  In the event either party defaults in the prompt or full performance of any provision of this Agreement, the other party shall give written notice of default and the defaulting party shall have thirty (30) days after notice to cure the default.  If the default is not cured to the non-defaulting party’s satisfaction, the non-defaulting party shall have the right to terminate effective immediately.

3.2                                 Other Reasons for Termination.  This Agreement shall immediately terminate upon (i) the insolvency of either party or (ii) thirty (30) days after the filing of a claim of bankruptcy by or against a party hereto, whether voluntary or involuntary, providing such claim has not been dismissed within the thirty (30) day period.

3.3                                 Termination by Mutual Agreement.  This Agreement may be terminated upon the mutual written agreement of both parties.

ARTICLE IV. – MISCELLANEOUS

4.1                                 Insurance.  L-P shall obtain and continue in force during the term of this Agreement the following minimum limits of insurance.

a)              Comprehensive General Liability insurance of $1,000,000 CSL per occurrence for bodily injury and property damage combined, $1,000,000 aggregate, with contractual liability covering the liability of L-P assumed under paragraph 4.2.

b)             Workers Compensation insurance (statutory amount) and Employer’s Liability of $500,000.

Certificates of insurance shall be provided to BLUE RIDGE PAPER and kept current as evidence of the above coverages and shall provide that at least thirty (30) days notice shall be given to BLUE RIDGE PAPER at the address set forth in paragraph 4.6 before any material change or cancellation of the policy.

Failure by L-P to perform the requirements of this paragraph shall be a material default.

4.2                                 Indemnification.  Each party assumes responsibility for and shall indemnify, defend and hold the other party harmless from and against claims, demands, suits, judgments, actions or liability, including fees and costs of attorneys, arising out of (i) breach of warranty of title (ii) personal or bodily injury to or death of any person (including, but not limited to the employees of the indemnitor) or (iii) damage, loss or destruction of property sustained by any person when such injury, death, damage, loss or destruction is caused by the intentional misconduct or negligent act or omission of the indemnitor, its employees, agents, contractors or subcontractors or when such act or omission is the kind for which one is made strictly liable.  When such injury, death, damage, loss, or destruction is caused by the joint or concurrent negligence of the indemnitor or those for whom the indemnitor has assumed responsibility and the indemnitee, then the indemnitor’s liability under this clause shall be equal to the degree that its negligence together with the negligence of those for whom the indemnitor has assumed responsibility contributed to the cause of the injury, death, damage, loss or destruction, provided, however, that under these circumstances each party shall bear its own defense costs.

4.3                                 Force Majeure

a)              Either parties’ performance of the duties set forth in this Agreement shall be excused or reduced when the party is prevented from such performance due to events of Force Majeure such as Acts of God, acts or omissions of public authorities including federal, state, or local governments, fire or other casualty, labor disputes, wars, fuel shortage and/or any other similar event beyond that party’s control.

b)             In the event that either party is prevented by an event of Force Majeure from performance of its duties, the party seeking excuse shall promptly notify the other party of the event which gives rise to the excuse of performance, the anticipated duration of the interruption of performance and its extent.

4.4                                 Independent Contractor Relationship.  The status of L-P under this Agreement is that of an independent contractor.  The parties in no way stand in the relationship of master and servant, principal and agent, or employer and employee.  Except as herein provided, L-P shall be and remain free from the direction and control of BLUE RIDGE PAPER in all particulars in the performance of this agreement.

4.5                                 Assignment, Governing Law, Entire Agreement.  This Agreement shall (a) be construed under the laws of the State of North Carolina; (b) may be assigned by BLUE RIDGE PAPER upon written notice to L-P; and  (c) may not be modified except by a writing signed by both parties.  All prior or contemporaneous agreements regarding the subject matter of this Agreement among the parities, whether written or oral, are merged herein and shall be of no force or effect.  There are no representations or warranties related to the subject matter hereof other than those set forth in this Agreement.

4.6                                 Notices.  All notices or other communications which are required or permitted hereunder shall be sufficient if delivered personally or by registered or certified mail, postage prepaid as follows:

If to BLUE RIDGE PAPER:	BLUE RIDGE PAPER PRODUCTS INC.
Chip Procurement
P.O. Box 4000
Canton, North Carolina 28716-35618
ATTENTION: JERRY SMATHERS
(828) 646-2271
(828) 646-2266 (FAX)

If to L-P:	LOUISANA-PACIFIC
Highway 268
P.O. Box 98
Roaring River, NC 28669
ATTENTION: MARK WISEMAN
(336) 696-3418
(336) 696-3439 (FAX)

4.7                                 Limitation of Damages.  Under no circumstances shall either party be liable to the other at any time for consequential damages, punitive damages or the reimbursement of expenses incurred in connection with its performance under this Agreement.

4.8                                 No Third Party Benefits.  This Agreement is made for the sole benefit of BLUE RIDGE PAPER and L-P and no other person shall have any right or remedy or other legal interest of any kind under or by reason of this Agreement.

4.9                                 Waiver.  No waiver of any of the terms and conditions of this Agreement shall be considered or construed to be a continuing waiver.  Failure to enforce any provision of this Agreement shall not operate as a waiver of such provision or any other provision.

4.10                           Construction.  All provisions for this Agreement have been negotiated at arm’s length and this Agreement shall not be construed for or against any party by reason of the authorship or alleged authorship of any provision hereof.

4.11                           Sustainable Forestry Initiative.  Upon execution of this agreement, L-P is acknowledging that L-P wood procurement personnel and such subcontractors as deemed necessary to fulfill this agreement, shall be trained in appropriate SFI State Implementation Committee approved training and will encourage suppliers to adhere to all Forestry Best Management Practices (BMP’s) in the states where they perform the activities of this agreement.  L-P hereby acknowledges that it has achieved SFI third party certification and has an ongoing SFI program meeting AF&PA standards.  Documentation is maintained and available for inspection.

BLUE RIDGE PAPER PRODUCTS INC.

By:	/s/ Jerry C. Smathers
Jerry C. Smathers
JoAnn Messer, C.P.M

LOUISANA-PACIFIC

By:	/s/ Mark S. Wiseman

SCHEDULE 1

Intention

The intention of this schedule is to provide a mechanism for adjusting price quarterly if roundwood costs fluctuates up or down.  Annually, a baseline for roundwood and processing cost as well as a roundwood cost range is determined.  Any quarterly price adjustment will be plus or minus the change in roundwood cost as long as it is within the roundwood cost range established.

Base Line for Processing                                  $7.00 per chip ton

(Price does not change)

Base Line Roundwood Cost in Chip Tons

•                       Hardwood                  $27.00/Ton of Delivered Chips

Movement From The Base Line Cost Within A Year

•                       Hardwood                  $ 26.50/Ton - $27.50/Ton

Cost Review – Quarterly

•                       During a quarterly review, the parties shall review the rates paid under this Agreement, and if market conditions have changed, may renegotiate the rate for the upcoming quarter within the stated annual brackets.

•                       The parties intend that the rate to be paid for each Product shall be no greater than fair market value for the designated Product for similar contract term, volume, quality and species.

Cost Review – Annually

•                       The base rate and cost limits will be reviewed and agreed to, every year before December 1st for each year of this contract.

Unable to Agree

•                       In the event Seller and Blue Ridge Paper’s representative are unable to agree upon the rate for the upcoming quarter or year, Seller shall be entitled to meet with the appropriate Blue Ridge Paper’s Management Team to discuss and attempt to resolve such rate.

•                       Deliveries shall continue pending the Management Team’s decision at the then-current rate, and adjustments shall be retroactive to the beginning of the quarter or year.

•                       If agreement still is not met, an agreed to third party arbitrator will be used to establish the price within the quarter in question.

•                       If the parties fail to agree upon an arbitrator, then each party may select an arbitrator and the arbitrators so chosen shall appoint a third to act as an umpire.  The majority opinion of the three shall be the binding decision upon the parties.

Exhibit H

BLUE RIDGE PAPER PRODUCTS INC.

CHIP SPECIFICATIONS
CANTON, NC MILL

			TARGET	MAXIMUM

SIZE (PINE & HARDWOOD)			3/4”

BARK	SUMMER	LESS THAN	1%	1%
	WINTER	LESS THAN	2%	2%

OVERSIZE (RETAINED ON 1 3/4” SCREEN)			1%	3%

PINS (RETAINED ON 1/8” SCREEN)			7%	10%

FINES (PASS THROUGH 1/8” SCREEN)			0.5%	1%

RETAINED ON 1” SCREEN			15%

RETAINED ON 1/2” SCREEN			65%

RETAINED ON 3/8” SCREEN			10%

OTHER:

ALL CHIPS WILL BE SCREENED. STANDARD SCREEN SIZES ARE:

TOP SCREEN - 1 3/4” ROUND

BOTTOM SCREEN - 3/8” ROUND

PINE AND HARDWOOD CHIPS WILL BE COMPLETELY SEPARATED.

NO CONTAMINATION IS ALLOWED FROM PLASTICS, SOIL, METAL, STYROFOAM, OIL, ETC.

“BEETLE KILLED” OR DEAD AND STAINED WOOD WILL BE NO MORE THAN 25% OF A LOAD. ALL OTHER WOOD IS EXPECTED TO BE “GREEN”AVERAGING BETWEEN 40 TO 50% MOISTURE CONTENT.

NOTE: BOTH RESIDUAL AND PRIMARY CHIP SUPPLIERS ARE EXPECTED TO ADHERE TO THESE CHIP SIZE SPECIFICATIONS. FAILURE TO DO SO WILL RESULT IN TERMINATION OF DELIVERIES.

REVISION DATE: MARCH, 1997